Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into between Bio-Techne Corporation, a Minnesota corporation (“Bio-Techne”), and William Geist (“Employee”) (each may be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

Whereas, Bio-Techne wishes to employ Employee under the terms and conditions set forth in this Agreement, and Employee wishes to accept such employment under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, Bio-Techne and Employee agree as follows:

ARTICLE 1.

TERM OF EMPLOYMENT: DUTIES AND SUPERVISION

1.1)    Parties. The Parties to this Agreement are Employee and Bio-Techne. As used herein, Bio-Techne refers to Bio-Techne Corporation and its subsidiaries, including but not limited to Research & Diagnostics Systems, Inc. (“R&D”), unless provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against Bio- Techne or R&D or any other appropriate Bio-Techne subsidiary.

1.2)    Employment and Term of Employment. Bio-Techne hereby employs Employee and Employee hereby accepts employment as President, Protein Sciences on the terms and conditions set forth in this Agreement. Employee’s employment hereunder will commence on January 3, 2022, and will terminate when terminated by either Party pursuant to Section 4 hereof.

1.3)    Duties and Supervision.

A.    During the term of his or her employment, Employee agrees to devote his or her full business and professional time, energy, diligence and best efforts to the business and affairs of Bio-Techne, and to perform such services and duties Employee may from time to time be assigned by Bio-Techne, and specifically its Chief Executive Officer.

B.    Employee agrees to be subject to Bio-Techne’s control, rules, regulations, policies and programs. Employee further agrees to carry on all correspondence, publicity and advertising in Bio-Techne’s name and not enter into any contract on behalf of Bio-Techne except as expressly authorized by Bio-Techne.

C.    Employee is expected to relocate to the Minneapolis, Minnesota area within eleven months following the first day of employment. Employee will receive a one-time relocation allowance of $100,000 to cover relocation costs, such payment to be made upon Employee’s request prior to relocation.

ARTICLE 2.

COMPENSATION AND BENEFITS

2.1)    Base Salary. Bio-Techne will pay Employee as base compensation for services to be rendered hereunder an annual base salary as established by Bio-Techne from time to time, to be paid in accordance with the usual payroll practices of Bio-Techne. The initial annual base salary will be $500,000. The base annual salary amount will be reviewed and adjusted by Bio- Techne’s Board of Directors or its designated committee (the “Board”) from time to time (but no less than annually) in its sole discretion. The annual base salary will be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by Bio-Techne or that are requested to be withheld by Employee.

2.2)    Management Incentive Plan. Employee shall be eligible to receive an annual cash bonus commensurate with his or her position and level in accordance with Bio-Techne’s Management Incentive Plan or its equivalent (the “Management Incentive Plan”). The Management Incentive Plan contemplates an annual cash bonus based on a percentage of base salary and the achievement of annual performance targets, both of which are established and approved by the Board from time to time. The initial annual cash bonus percentage is 85% at target, and any bonus payment shall be pro-rated for fiscal year 2022. After receipt of Bio-Techne’s final audit report of the applicable fiscal year, the Board will determine and certify in writing the degree to which the annual performance targets have been achieved and calculate the portion of Employee’s annual cash bonus (if any) that will be paid. If earned, the annual cash bonus will be paid as soon as administratively practicable thereafter, but in no event later than would be permitted under the short-term deferral period defined by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

2.3)    Long-term Equity Awards. Employee will be eligible to participate in and receive periodic equity-based compensation awards commensurate with his or her position and level pursuant to any Bio-Techne equity-based compensation plan or program made available generally to executive officers; provided that the amount, timing, and other terms of any future awards shall be determined by the Board, in its sole discretion. On an annualized basis, Employee will receive equity grants valued at approximately $1,800,000 (based on a Black Scholes calculation as of the date of grant), with half that value in the form of time-vested stock options, which will have a seven-year term and a four-year vesting schedule, and the remaining half in the form of performance-based equity split equally between performance-based stock options and performance-based restricted stock units. The performance-based equity vests based on third year performance measures (end of fiscal year 2024) established by the Compensation Committee of the Board and specified in more detail in the grant agreements. For fiscal year 2022, the equity grant will be pro-rated. Employee will also receive a one-time grant of restricted stock units valued at approximately $1,000,000, which will have a three-year vesting schedule. All equity grants will be issued at the closing price of Bio-Techne’s stock as traded on the NASDAQ on the first trading day of the month following Employee’s first day of employment.

2.4)    Miscellaneous Benefits. Bio-Techne will provide Employee the following additional benefits:

A.    Reimbursement in accordance with Bio-Techne’s standard reimbursement policies in effect from time to time for ordinary, necessary and reasonable out-of-pocket business expenses incurred by Employee in performing his duties for Bio-Techne so long as properly substantiated.

B.    Paid vacation of four (4) weeks per calendar year, to be taken at such times as selected by Employee and as approved by the Chief Executive Officer or his designee. Carryover, forfeiture or payout of unused vacation time from period to period or upon termination of employment shall be in accordance with Bio-Techne’s policies that may be in effect from time to time.

2.5)    Other Employee Compensation and Benefits. In addition to the compensation and benefits provided to Employee in Sections 2.1 through 2.4 hereof, Employee will be entitled to participate in other employee compensation and benefit plans from time to time established by Bio-Techne and made available generally to all employees of the hiring entity to the extent that Employee’s age, tenure and title make him or her eligible to receive those benefits. Employee will participate in such compensation and benefit plans on an appropriate and comparable basis determined by the Board by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee. Bio-Techne has no obligation to pay insured benefits directly and such benefits are payable to Employee only by the insurers in accordance with their policies. Nothing in this Agreement is intended to or shall in any way restrict Bio-Techne’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Employee’s employment. Employee shall not be reimbursed for unused personal days or sick days upon his or her termination from employment regardless of the reason, whether voluntary or involuntary.

2.6)    Recoupment. The incentive compensation payable to Employee pursuant to Sections 2.2 and 2.3 hereof shall be subject to reduction, cancellation, forfeiture or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by Bio-Techne pursuant to such law, regulation or listing requirement.

ARTICLE 3.

INVENTIONS, PROPRIETARY INFORMATION AND UNFAIR COMPETITION

3.1)    For the purpose of this Agreement, “Confidential Information” means any information not generally known and proprietary to Bio-Techne and includes, without limitation, the following: all information and data developed or acquired by Employee in the course of employment with Bio-Techne; data or conclusions or opinions formed by Employee in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of Bio-Techne or any customer of Bio-Techne; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Employee in the course of employment. Confidential Information may be contained in the Bio- Techne’s product designs, tolerances, tooling, marketing plans or proposals, customer lists, the particular needs requirements of customers, and the identity of customers, and potential customers. Information shall be treated as Confidential Information irrespective of its source and all information that is identified as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Notwithstanding the foregoing, Confidential Information does not include any information that is (i) in the public domain or enters the public domain through no violation of obligations Employee owes to Bio-Techne; (ii) disclosed to Employee other than as a result of Employee’s capacity as an employee of Bio-Techne by a third-party not subject to maintain the information in confidence; or (iii) already known by Employee other than as a result of Employee’s past relationship with Bio-Techne (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

3.2)    For purposes of this Agreement, the term “Invention” means ideas, discoveries and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of Bio-Techne’s present or future manufacturing, sales, research or other business activities, or investigations or reasonably foreseeable business interest of Bio- Techne during this employment.

3.3)    During employment with Bio-Techne and following its termination for any reason, Employee shall hold in strictest confidence and will never, without prior written authorization of Bio-Techne or its legal counsel or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against Bio-Techne (in which case Employee will use his or her reasonable best efforts in cooperating with Bio-Techne in obtaining a protective order against disclosure by a court of competent jurisdiction), disclose, assign, transfer, convey, communicate or use any of such Confidential Information for his or her own or another’s benefit or permit the same to be used in competition with Bio-Techne.

3.4)    Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

3.5)    Employee acknowledges and agrees that Employee was required, as a condition of employment, to sign an Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition (the “Unfair Competition Agreement”) and that Employee did, in fact, sign such an Agreement. Employee further acknowledges and agrees that the restrictions below are the same as those contained in that Unfair Competition Agreement, and that this Section 3.5 is a restatement of those provisions to insure that they remain in full force and effect according to this Section 3.5 and that they did not impose any additional restrictions upon Employee. Notwithstanding the foregoing, Employee agrees that with the execution of this Agreement, Employee is being offered substantial benefits, including but not limited to, enhanced severance payments, to which Employee would not otherwise be entitled to receive in the absence of signing this Agreement. Therefore, Employee agrees that during employment with Bio-Techne, Employee shall not plan, organize or engage in any business competitive with any product or services marketed or planned for marketing by Bio-Techne or conspire with others to do so. For a period of two (2) years following termination of employment with Bio-Techne for any reason:

A.    Employee shall not attempt to divert or divert any of Bio-Techne’s business, or business which it has a reasonable expectation of obtaining, by soliciting, contacting or communicating with any customers or potential customers for Bio-Techne’s products and services with whom Employee or other employees under Employee’s supervision had contact during the one-year period immediately preceding termination of employment.

B.    Employee shall not solicit anyone who is then an employee of Bio-Techne or who was an employee of Bio-Techne within the prior 12 months) to resign from Bio-Techne or to apply for or accept employment with any other business or enterprise.

C.    Employee shall not, without prior written authorization of Bio-Techne or its legal counsel, (x) directly or indirectly render services, advice or counsel as an employee, representative, consultant or independent contractor for any third party if the rendering of such services, advice or counsel: (i) relates to a specific product, product line or service, or a product, product line or service under development which is, or if developed would be, competitive with any product, product line or service under development by Bio-Techne; or (ii) requires or is likely to result in the use or disclosure by Employee of Confidential Information or (y) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in any business enterprise that either (i) has a specific product, product line or service, or a product, product line or service under development which is, or if developed would be, competitive with any product, product line or service under development by Bio-Techne or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

3.6)    Employee may not remove any records, files, drawings, documents, models, equipment, and the like relating to Bio-Techne’s business from Bio-Techne’s premises without its written consent, unless such removal is in the furtherance of Bio-Techne’s business or is in connection with Employee’s carrying out his or her duties under this Agreement. Employee shall promptly and fully disclose to Bio-Techne and will hold in trust for Bio-Techne’s sole right and benefit any Invention which Employee, during the period of employment, makes, conceives or reduces to practice or causes to be made, conceived or reduced to practice either alone or in conjunction with others that: (a) relates to any subject matter pertaining to Employee’s employment; (b) relates to or is directly or indirectly connected with the business, products, projects or confidential information of Bio-Techne; or (c) involves the use of any time, material or facility of Bio-Techne. Employee hereby assigns to Bio-Techne all of Employee’s right, title and interest in and to all such Inventions and, upon Bio-Techne’s request, Employee shall execute, verify and deliver to Bio-Techne such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable Bio-Techne to obtain the sole right, title and benefit to all such Inventions.

3.8)    It is further agreed, and Employee is hereby notified that the above agreement to assign Inventions to Bio-Techne does not apply to an Invention for which no equipment, supplies, facility or trade secrets of Bio-Techne was used, which was developed entirely on Employee’s own time, and (a) which does not relate directly to the business of Bio-Techne, or to Bio-Techne’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Bio-Techne.

3.9)    Employee expressly acknowledges and agrees that any violation of any term of this Section 3 of the Agreement would cause Bio-Techne irreparable harm and warrant the issuance of a temporary restraining order and/or injunction against Employee to effect specific performance thereof. If Bio-Techne institutes and prevails in any action against Employee, alone or in conjunction with any third party or parties, to enforce any term of this Agreement, Employee shall pay Bio-Techne its reasonable attorneys’ fees incurred in instituting and maintaining such action and all costs and expenses incurred in connection therewith recognizing that Bio-Techne does not have an adequate remedy at law for damages. Employee hereby specifically waives any right to a jury trial that may apply to Bio-Techne’s recovery of reasonable attorneys’ fees and other costs and expenses. If any term of this Section 3 is deemed unenforceable, void, voidable or illegal, such unenforceable, void, voidable or illegal term shall be deemed severable from all other terms in effect and Bio-Techne and Employee expressly acknowledge that a court of competent jurisdiction may at Bio-Techne’s request modify and thereafter enforce any of the terms, conditions and covenants contained in Section 3 of this Agreement.

3.10)    The restrictions and obligations of the Employee outlined in Section 3 above will survive termination of this Agreement and termination of Employee’s employment in accordance with the terms of this Section 3.

ARTICLE 4.

TERMINATION

4.1)    Events of Termination. Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Employee’s employment may be terminated as follows:

A.    By mutual written agreement of the parties;

B.    Upon Employee’s death;

C.    Upon Employee’s inability to perform the essential functions of his position, with or without reasonable accommodation, for more than ninety (90) days, or such longer period as required by law, in any consecutive twelve (12) month period by reason of physical or mental disability or incapacity, as determined by the Bio-Techne Board in consultation with Employee and/or Employee’s health care provider(s); provided that this paragraph does not relieve Bio-Techne of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act or the Minnesota Human Rights Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law, and provided further that nothing in this Section 4.1(C) shall limit the right of either Party to terminate Employee’s employment under one of the other subsections of this Section 4.1;

D.    D. By either Party upon 30 days’ advance written notice to the other Party, including by Employee because of Retirement (as defined in Section 5.25). Bio-Techne may in its sole discretion continue to pay Employee his or her base salary and cost of benefits (but not incentive bonus) during the 30 day notice period in lieu of requiring Employee to continue to perform his or her duties and responsibilities during such notice period;

E.    Upon the insolvency or bankruptcy of Bio-Techne;

F.    In the event of a Change in Control, as set forth in Section 5.2, provided that the severance provisions of Section 5.2 of this Agreement are met;

G.    Bio-Techne shall have the right to terminate Employee’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” shall include, but not be limited to, the following:

i.    Habitual neglect of, or the willful or material failure to perform the duties of employment hereunder, as determined in good faith by the Board;

ii.    Embezzlement or any act of fraud;

iii.    Commission of acts that can be charged as a felony, whether or not committed during the term hereof or in the course of employment hereunder;

iv.    Dishonesty in dealing between Employee and Bio-Techne or between Employee and other employees of Bio-Techne;

v.    Use or misuse of any controlled substance, illegal or narcotic drug without a prescription; or use of alcohol in a manner, regardless of time or place, which either adversely affects Employee’s job performance or otherwise could reflect negatively on the public image of Bio-Techne;

vi.    Habitual absenteeism; or

vii.    Willfully acting in a manner materially adverse to the best interests of Bio-Techne.

4.2)    Return of Property. At such time that Employee’s employment with Bio-Techne ends (the “Termination Date”) or at such earlier time as Bio-Techne may notify Employee, Employee will immediately cease doing business upon Bio-Techne’s premises and will immediately deliver to Bio-Techne all of its property and all property to be held by Bio-Techne in his or her possession or control, including, but not limited to, all work in progress, data, equipment, originals and copies of documents and software, customer and supplier information and lists, financial information, and all other materials. In addition, if Employee has used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, smart phones, iPhones, iPads, etc.) to receive, store, review, prepare or transmit any Bio- Techne information, including but not limited to Confidential Information, Employee agrees to provide Bio-Techne with a computer-useable copy of all such Confidential Information and then, unless the information is subject to a litigation hold, permanently delete and expunge such information from those systems. Employee also agrees to certify, within ten (10) days after the Termination Date, in writing to Bio-Techne compliance with the obligation herein.

ARTICLE 5.

TERMINATION BENEFITS

5.1)    Payment Upon Termination. Upon termination of Employee’s employment (i) by Bio-Techne under Section 4.1(D), (ii) under Section 4.1(E), (iii) under Section 4.1(F), or (iv) by Employee’s resignation for Good Reason, as defined below, Employee will receive the following payments: (x) an amount equal to one (1) year of his or her then-current base annual salary (but not any cash or incentive bonus) and (y) continued payment by Bio-Techne of the employer portion of the premiums for the health and dental insurance coverage Employee was receiving under group health, dental and vision insurance plans as of the Termination Date for one (1) year (the payments in (x) and (y) hereinafter referred to as the “Termination Severance Payments”); provided, however, that Employee shall be entitled to the Termination Severance Payments set forth in this Section 5.1 only if he or she executes within 60 days of termination of employment, does not rescind, and fully complies with a release agreement in a form supplied by Bio-Techne, which will include, but not be limited to, a comprehensive release of claims against Bio-Techne and its directors, officers, employees and all related parties, in their official and individual capacities (the “Release”). Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.1 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, then in lieu of paying the COBRA premiums, Bio-Techne may instead elect to pay Employee on the first day of each month, a fully taxable cash payment equal to the employer portion of the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which Employee is entitled to receive payment of COBRA premiums under this Section 5.1. Employee may, but will not be obligated to, use the Special Severance Payment toward the cost of COBRA premiums.

As used in this Agreement, “Good Reason” means a good faith determination by Employee that any one or more of the following events have occurred; provided, however, that such event shall not constitute “Good Reason” if (x) Employee has expressly consented to such event in writing, (y) Employee fails to provide written notice to Bio-Techne within thirty (30) calendar days of the occurrence of such event, specifically describing such event, and Bio-Techne fails to remedy such event within thirty (30) calendar days of receipt of such notice, or (z) Employee fails to provide written notice of his decision to terminate within sixty (60) calendar days of the occurrence of such event:

A.    A change in Employee's reporting responsibilities, titles or offices, or any removal of Employee from any of such positions, which has the effect of diminishing Employee's responsibility or authority;

B.    A material reduction by Bio-Techne in Employee's total compensation including but not limited to Employee’s salary, annual bonus opportunity and annual long-term incentive opportunity;

C.    A requirement imposed by Bio-Techne on Employee that results in Employee being based at a location that is outside a fifty (50) mile radius of Bio-Techne; or

D.    The existence of physical working conditions or requirements that a reasonable person in Employee's position would find to be intolerable; provided, however, that Bio-Techne has received written notice of such “intolerable” conditions and Bio-Techne has failed within thirty (30) calendar days after receipt of such notice to cure or otherwise appropriately address such “intolerable” conditions.

Termination for “Good Reason” shall not include Employee's termination as a result of death, disability, retirement or a termination for any reason other than the events specified in clauses (A) through (D) in this Section 5.1.

5.2)    Payment Upon Termination for Change in Control. If there is a Change in Control, as defined below, and if Employee either resigns for Good Reason or Employee's employment is terminated by Bio-Techne or its successor without Cause, in each case upon consummation of such Change in Control or within one (1) year thereafter, then Employee will receive the following:

A.    payment equal to one (1) year of his or her then-current base annual salary; plus

B.    payment equal to the pro-rated value of the greater of: (a) the target bonus for the fiscal year in which the termination occurs; or (b) the target bonus for the fiscal year in which the Change in Control occurs, if different; plus

C.    The automatic acceleration of any vesting requirements of the equity grants awarded to Employee by Bio-Techne during the term of his or her employment; plus

D.    continued payment by Bio-Techne of the employer portion of the premiums for the health and dental insurance coverage Employee was receiving under group health, dental and vision insurance plans as of the Termination Date for one (1) year. Notwithstanding the foregoing, if Bio-Techne determines, in its sole discretion, that payment of the COBRA premiums under this Section 5.1 would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, payment of the COBRA benefits will be made as a Special Severance Payment as provided in Section 5.1 above.

The payments and benefits described in Section 5.2.A through D above are hereinafter referred to as the "CIC Severance Payment". However, Employee shall be entitled to the CIC Severance Payment set forth in this Section 5.2 only if he or she executes within 60 days of resignation or termination of employment, does not rescind, and fully complies with the Release.

"Change in Control" shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (A) through (C) below. For purposes of this definition, a person, entity or group shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

A.    Any person, entity or group becomes the Owner, directly or indirectly, of securities of Bio-Techne representing more than fifty percent (50%) of the combined voting power of Bio-Techne's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Bio-Techne by an investor, any affiliate thereof or any other person, entity or group from Bio-Techne in a transaction or series of related transactions the primary purpose of which is to obtain financing for Bio-Techne through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Bio-Techne reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Bio-Techne, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

B.    There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Bio-Techne and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Bio-Techne immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Bio-Techne immediately prior to such transaction; or

C.    There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of Bio-Techne and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of Bio-Techne and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Bio-Techne in substantially the same proportions as their Ownership of the outstanding voting securities of Bio-Techne immediately prior to such sale, lease, license or other disposition (for purposes of this Section 5.1(C), “gross value” means the value of the assets of Bio- Techne or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Bio- Techne. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.25)   Change in Control Following Retirement. If there is a Change in Control following the termination of Employee’s employment by Employee as a result of Retirement, the vesting requirements of any unvested portion of any equity grants to Employee that have not expired, terminated, or been forfeited by their terms shall be automatically accelerated upon consummation of such Change in Control. For purposes of this Agreement, “Retirement” means termination of employment by Employee for any reason on or after Employee reached the age of 55 and has completed at least 5 years of continuous service with Bio-Techne or any affiliate; provided, however, that Employee shall be credited with continuous service only for periods during which Employee regularly works 20 or more hours per week. The terms of this Section 5.25 will survive the termination of this Agreement.

5.3)    Timing of Cash Severance Payment. Any cash payments pursuant to Section 5.1 or 5.2 will be paid to Employee monthly over the course of a one-year period beginning after expiration of any applicable rescission periods set forth in the Release and in no event later than 60 days following termination of employment; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in Section 5.1 or 5.2 are subject to the requirements of Code Section 409A and Bio-Techne determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment and on such date any amounts that would have been paid during the first six months following the termination but for operation of this proviso will be paid in one lump sum with the remaining payments made monthly over the remainder of the specified one-year period. In addition, all payments made to Employee pursuant to Section 5.1 or 5.2 will be reduced by amounts (A) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (B) owed to Bio-Techne by Employee for any amounts advanced, loaned or misappropriated. Such offset will be made in the manner permitted by and will be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

5.4)    No Other Payments. Except as provided in Section 5.1, 5.2, and 5.25, Employee will not be entitled to any compensation or benefits other than that which was due to him or her as of the date of termination, regardless of any claim by Employee for compensation, salary, bonus, severance benefits or other payments.

ARTICLE 6. ARBITRATION

6.1)     Arbitration. Any dispute arising out of or relating to (i) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (ii) Employee’s application or candidacy for employment, employment and/or termination of employment with Bio-Techne including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing Parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Any request for arbitration must be filed with the American Arbitration Association within ninety (90) days of the events giving rise to the claim. Bio-Techne encourages Employee to consult an attorney regarding the reasonableness of this ninety (90) day filing provision. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the Parties cannot agree on an arbitrator within 20 days, any Party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the Parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Bio-Techne may be entitled in accordance with the Section 3 above.

ARTICLE 7.

MISCELLANEOUS PROVISIONS

7.1)    Modifications. This Agreement supersedes all prior agreements and understandings between the Parties relating to the employment of Employee by Bio-Techne and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement will be valid unless in writing signed by the Party against whom the same is sought to be enforced.

7.2)    Binding Effect. The breach by Bio-Techne of any other agreement or instrument between Bio-Techne and Employee will not excuse or waive Employee’s performance under, or compliance with, this Agreement.

7.3)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles that would require the application of any other law.

7.4)    Successors and Assigns. This Agreement is personal to Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by Bio-Techne and Employee expressly consents to the assignment of any and all obligations of Employee under this Agreement. This Agreement is binding on any successors or assigns of Bio-Techne.

7.5)    Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

7.6)    No Conflicting Obligations. Employee represents and warrants to Bio-Techne that he or she is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Employee of Employee’s obligations hereunder. If Employee possesses any information that he or she knows or should know is considered by any third party, such as a former employer of Employee’s to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to Bio-Techne or use such information to benefit Bio-Techne in any way.

7.7)    Waivers. The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7.8)    Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, Bio-Techne and Employee agree that that part should modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

7.9)    Code Section 409A.

A.    Notwithstanding any other provision of this Agreement to the contrary, the Parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The Parties agree that this Agreement will be read or amended (as determined by Bio-Techne in its sole discretion) to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

B.    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

C.    Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and Bio-Techne determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment, but only to the extent such delay is required for compliance with Code Section 409A.

7.10)    Notices. All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (A) upon personal delivery to the Party to be notified; (B) when sent by facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours then on the next business day; (C) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (D) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses set forth below, or to such facsimile numbers, or addresses as subsequently modified by written notice given in accordance with this Section:

(a)	If to Bio-Techne: Bio-Techne Corporation Attention: Chair, Board of Directors 614 McKinley Place Northeast Minneapolis, MN 55413

(b)    If to the Employee: at Employee’s home address as it then appears on the records of Bio-Techne, it being the duty of Employee to keep Bio-Techne informed of his or her current home address at all times

7.11)    Construction. The Parties agree that the terms and provisions of this Agreement embody their mutual intent, each Party has had the opportunity to negotiate its provisions and contribute to its drafting, and therefore, it is not to be construed more liberally in favor of, or more strictly against, any Party hereto.

7.12)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or pdf) signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.

7.13)    Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Employee and the Bio-Techne (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 7.14, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Employee’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Employee and Bio-Techne otherwise agree in writing, any determination required under this Section 7.13 shall be made in writing by Bio-Techne’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Employee and Bio-Techne for all purposes. For purposes of making the calculations required by this Section 7.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Employee and Bio-Techne shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.13. The Accountants will provide its calculations, together with detailed supporting documentation, to the Company and Employee as soon as practicable following its engagement. If a reduction in Payments is required by this provision and none of the Payments constitute “non-qualified deferred compensation” subject to Code Section 409A, then the reduction will occur in the manner Employee elects in writing prior to the date of payment. If any Payment constitutes “non-qualified deferred compensation” subject to Code Section 409A or if Employee fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Employee and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Employee, until the reduction is achieved.

THE PARTIES HAVE executed this Agreement in the manner appropriate to each as of the dates set forth below.

BIO-TECHNE CORPORATION

By	12/20	, 2021
Its Chief Executive Officer	Date

	December, 20	, 2021
William Geist	Date